Exhibit 99.1

Release Date Contact	Immediate November 27, 2007 Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Curt Pullen (616) 654 3754 or curt_pullen@hermanmiller.com
Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address Internet	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 www.hermanmiller.com

Herman Miller Comments on Strategic Growth Initiatives; Raises EPS Guidance

•	Second Quarter EPS Guidance Raised to $0.56-$.063; Sales Expected to Be Near or Slightly Above Previous Guidance of Approximately $475 Million to $500 Million

•	Long-Term Operating Income Target Raised to 13% of Sales

Herman Miller, Inc. today announced a series of strategic initiatives designed to improve underlying business performance and accelerate growth, and raised its second quarter earnings guidance. The company had announced in September it would pursue actions to improve its operating and financial performance, better align resources across strategic growth initiatives and reduce complexity.

Brian Walker, Chief Executive Officer, stated, “At the heart of Herman Miller is our focus on performance innovation. Not only is this evident in the products we create for our customers, but it’s reflected in our internal processes and how we manage our business. That’s how we’ll continue to create a differentiated, compelling offer for customers, value for our shareholders, and opportunity for our employees.

“We’ve made great strides over the past several months in refining Herman Miller’s structure, sharpening our focus and reallocating resources toward high-growth areas. We are confident that these actions — along with several great new designs in the pipeline — position our core North American furniture business to be even stronger and more profitable going forward.”

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“These actions also enable us to increase our investment of capital resources and people into our high return growth initiatives,” Walker continued. “This includes the industry-changing technology we’ve introduced through our Convia subsidiary. We intend to leverage this innovation across our core business to offer a new level of facility performance and deliver uniquely programmable interior environments to both new and existing customers. Our markets in healthcare, home, education, and our expanding international presence, will also benefit from the work now underway. We also are continuing to actively pursue alliances and acquisitions that can enhance our future growth.” Consistent with this direction, the company said it is raising its long-term operating income target to 13% of sales.

The company also noted that order rates have strengthened and that it anticipates sales for the second quarter to be near or slightly above the top end of previous guidance of between $475 million and $500 million. Additionally, the company said it is raising its earnings per share guidance for the quarter to $0.56-$0.63, which excludes a one-time charge of $0.03-$0.05 associated with cost reduction actions taken in the quarter. Walker commented, “We are pleased with the improved outlook for the second quarter and very confident in the long-term prospects for Herman Miller. At the same time, it remains difficult to predict the direction of the US economy and the strength of office furniture demand over the next 12 months.”

During the quarter, the company eliminated approximately 150 full time positions. While the majority of the positions were in Michigan, they encompassed a variety of functional areas and geographies. The company estimates these employment reductions, coupled with other actions to be implemented over the next six to nine months, will result in annual cost savings of approximately $25 million to $30 million.

The company had also previously indicated it was reviewing its capital structure to utilize its balance sheet more effectively in support of strategic investments and value enhancement for shareholders. On September 28, 2007, the company announced a $300 million expansion of its share repurchase authorization. Additional capital structure work is underway and the company anticipates sharing more complete details in its second quarter earnings release and conference call. Walker concluded, “The actions that we are taking will significantly improve our operating performance, ensure our long term competitive position, enable us to achieve our growth objectives more quickly, and create a more prosperous future for both our employee-owners and shareholders.”

The company plans to release its second quarter, fiscal 2008 earnings after 4:00 p.m. EST on Wednesday, December 19, 2007, to be followed by a Webcast conference call with financial analysts on December 20, 2007, at 9:30 a.m. EST.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in our international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend, or clarify forward-looking statements.

About Herman Miller

The designs and services of Herman Miller enhance the performance of human habitats worldwide, making customers’ lives more productive, rewarding, delightful, and meaningful. The company’s award-winning products, complemented by furniture management and strategic consulting services, generated over $1.9 billion in revenue during fiscal 2007. Widely recognized both for its innovative products and business practices, Herman Miller is a recipient of the National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum, and in 2007 the company was once again cited by Fortune magazine as the “Most Admired” company in its industry and included among CRO magazine’s “100 Best Corporate Citizens.” The company trades on the NASDAQ Global Select Market under the symbol MLHR. For additional information, visit www.HermanMiller.com.

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